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                                     EXHIBIT 5.1




                                    July 31, 1996


Retix
4640 Admiralty Way, Suite 600
Marina Del Rey, CA  90292-6695

         REGISTRATION STATEMENT ON FORM S-8
         ----------------------------------

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about July 31, 1996 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of a total of 150,000 additional shares of your Common Stock (the "Shares") reserved for issuance under the 1991 Employee Stock Purchase Plan, as amended (the "ESPP"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the ESPP.

         It is our opinion that, when issued and sold in the manner referred to in the ESPP and pursuant to the respective subscription agreement which accompanies purchases under the ESPP, the Shares will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.

                                            Sincerely,

                                            VENTURE LAW GROUP
                                            A Professional Corporation





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